                                                                  Store # ______
                                                           Inglewood, California




                               PURCHASE AGREEMENT

                                     Between

                        ROTHBART DEVELOPMENT CORPORATION,
                            a California corporation
                                  ("Rothbart")

                                       and

                          PINNACLE ENTERTAINMENT, INC.
                             a Delaware corporation
                                   ("Seller")




                                  June 14, 2002

                                TABLE OF CONTENTS

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                                                                                                  Page
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
1.    Sale and Purchase..........................................................................   1

2.    Purchase Price.............................................................................   1

3.    Escrow.....................................................................................   2

4.    Survey.....................................................................................   3

5.    Contingency Period.........................................................................   3

6.    Title Insurance............................................................................   4

7.    Title and Deed.............................................................................   4

8.    Condemnation...............................................................................   5

9.    Taxes and Assessments......................................................................   5

10.   Transfer and Sales Taxes...................................................................   5

11.   Time of the Essence/Defaults/Remedies......................................................   5
      A.    Default by Rothbart..................................................................   6
      B.    Default by Seller....................................................................   7

12.   Right of Entry.............................................................................   7

13.   Brokerage Fees.............................................................................   7

14.   Utilities..................................................................................   7

15.   Contingencies and Seller's Warranties......................................................   7
      A.    Governmental Approvals To Be Obtained by Rothbart....................................   7
      B.    No Seller Obligation to Obtain Governmental Approvals for the Wal-Mart Plan..........   9
      C.    Inspections and Soils Tests..........................................................  10
      D.    Seller Warranties....................................................................  10
      E.    Natural Hazard Disclosure............................................................  11
      F.    Real Estate Committee Approval.......................................................  11
      G.    Intentionally Deleted................................................................  11
      H.    Parcel Map...........................................................................  11
      I.    Additional Rothbart Covenants........................................................  11

16.   Condition of the Property..................................................................  12
      A.    AS-IS................................................................................  12
      B.    Hazardous Substances.................................................................  12

                                      -i-

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
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
17.   Notices....................................................................................  13

18.   Closing....................................................................................  13
      A.    Closing Date.........................................................................  13
      B.    Extensions for Litigation............................................................  13
      C.    Escrow Holder's Duties...............................................................  14

19.   Closing Costs..............................................................................  15

20.   Time of Essence; Acceptance................................................................  15

21.   Entire Agreement...........................................................................  15

22.   Headings...................................................................................  16

23.   Modifications..............................................................................  16

24.   Successors.................................................................................  16

25.   Non Foreign Affidavit......................................................................  16

26.   Effective Date.............................................................................  16

27.   Survival...................................................................................  16

28.   Condition of Property......................................................................  16

29.   Development Covenant.......................................................................  16

30.   Cooperation in Exchange....................................................................  17

31.   Confidentiality............................................................................  17

33.   Counterparts...............................................................................  17

34.   Choice of Law..............................................................................  18

35.   Severability...............................................................................  18

36.   Relationship of Parties....................................................................  18

37.   No Obligations to Third Parties............................................................  18

38.   Attorneys' Fees............................................................................  18

39.   Knowledge..................................................................................  18

                                      -ii-

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SCHEDULE OF EXHIBITS

THE PROPERTY...........................................................................   Exhibit "A"

LAST VESTING DEED......................................................................   Exhibit "B"

INTENTIONALLY DELETED..................................................................   Exhibit "C"

INSTRUCTIONS TO SURVEYORS..............................................................   Exhibit "D"

REAL PROPERTY TAX GUIDELINES...........................................................   Exhibit "E"

INTENTIONALLY DELETED..................................................................   Exhibit "F"

GOVERNMENTAL APPROVALS.................................................................   Exhibit "G"

WAL-MART PLAN..........................................................................   Exhibit "H"

SELLER'S MATERIALS.....................................................................   Exhibit "I"

CONTINGENCY MILESTONES.................................................................   Exhibit "J"

                                                           Inglewood, California

                               PURCHASE AGREEMENT

     This Agreement is dated as of the _____ day of June, 2002, between PINNACLE ENTERTAINMENT, INC., a Delaware corporation ("Seller"), and ROTHBART DEVELOPMENT CORPORATION, a California corporation, or nominee if permitted pursuant to
Section 24 hereof ("Rothbart");

                              W I T N E S S E T H:

     1. Sale and Purchase. Seller shall sell and Rothbart shall purchase, subject to the terms and conditions herein, an approximately sixty (60) acre tract of land (the "Property") more particularly described in Exhibit "A" attached hereto and made a part hereof located in the City of Inglewood (the "City"), Los Angeles County (the "County"), California. Seller warrants that it owns the Property. Attached hereto as Exhibit "B" is the last vesting deed recorded in the Official Records of the County with respect to the Property.

     2.   Purchase Price. The purchase price, subject to the provisions of
Section 4 contained herein, for the Property shall be Thirty-Six Million and No/100 Dollars ($36,000,000.00) computed at Six Hundred Thousand and No/100 Dollars ($600,000.00) per acre (the "Purchase Price") payable as follows:

     (a) Twenty-Five Thousand and No/100 Dollars ($25,000.00) shall be paid within seven (7) days of the Effective Date of this Agreement to the Escrow (as defined below) to be held in an interest bearing account (the "Initial Deposit"). Interest accruing on the Initial Deposit shall be added to the Initial Deposit and shall be released to the party entitled thereto pursuant to the terms of this Agreement;

     (b) An additional Three Hundred Twenty-Five Thousand and No/100 Dollars ($325,000.00) shall be paid to the Escrow, to be held in an interest bearing account, within five (5) days of the expiration of the Contingency Date ("Additional Deposit"). As an alternative, Wal-Mart (as hereinafter defined in Section 24) may elect to have any Deposit (as hereinafter defined in Section 2(d)) required hereunder, whether the Initial Deposit, Additional Deposit, Extension Deposit, Additional Extension Deposit, or otherwise, allocated as such deposit, as the case may be, pursuant to an irrevocable letter of credit existing in favor of Escrow Holder upon delivery of a copy of this fully executed Agreement to Escrow Holder ("Letter of Credit"). In the event Wal-Mart elects to allocate any such Deposit pursuant to the Letter of Credit, Wal-Mart agrees to maintain the Letter of Credit during the entirety of the term of this Agreement.

     (c) The balance of the Purchase Price shall be paid into Escrow on the date of the closing of this sale (the "Closing") by Federal wire transfer. Rothbart shall likewise deposit its share of Escrow charges and other charges as set forth in this Agreement.

     (d) The term "Deposit" shall mean the Initial Deposit until such time as pursuant to this Section 2, Rothbart is obligated to deposit the Additional Deposit, and thereafter shall mean both the Initial Deposit and the Additional Deposit until such time as Rothbart may elect to make one or more Extension Deposits or Additional Extension Deposits pursuant to Section 18.B, and thereafter shall mean the Initial Deposit, the Additional Deposit, any Extension Deposits and any Additional Extension Deposits. The Deposit shall be non-refundable to Rothbart in the event that Seller is entitled to liquidated damages pursuant to Section 11.A.

     (e) Except as otherwise provided herein, an amount equal to one-fourth (1/4) of the sum of the (a) Initial Deposit, plus (b) the Additional Deposit shall be automatically earned by Seller and shall be nonrefundable to Rothbart on each of the 91/st/, 180/th/, 270/th/, and 365/th/ day following the Opening of Escrow (each earned, nonrefundable portion of the Initial Deposit and the Additional Deposit shall be referred to herein as the "Nonrefundable Deposit"). In the event Rothbart makes any Extension Deposit, or Additional Extension Deposit pursuant to Section 18.B, any such Extension Deposit or Additional Extension Deposit shall become a part of the "Nonrefundable Deposit". The Nonrefundable Deposit shall be retained by Escrow Holder and shall be fully applicable toward the Purchase Price upon the Closing. In the event that Rothbart is entitled to terminate this Agreement and obtain a return of the Deposit, Rothbart shall only be entitled to a return of the Deposit, less the aggregate Nonrefundable Deposit. Notwithstanding the foregoing: (i) in the event that Rothbart is unable to obtain Final Approval (as hereinafter defined in Section 15.A), Seller shall only be entitled to retain an amount equal to one-third (1/3) of the Nonrefundable Deposit; or (ii) in the event that Rothbart is entitled to terminate this Agreement because of a default of Seller, because Seller causes a change in the condition of title or physical condition of the Property, or because the Property is subject to a condemnation proceeding (as provided in Section 8 hereof), then in such event, Rothbart shall be entitled to a refund of the entirety of the Deposit, including the portion deemed to be the Nonrefundable Deposit.

     3.   Escrow.

     (a) For all purposes, the date of the "Opening of Escrow" shall be the date this Agreement is deposited with Fidelity National Title Insurance Company, National Title Services, Wellington Center, 14643 Dallas Parkway, Suite 380, Dallas, TX 75240 (the "Escrow") as escrow holder ("Escrow Holder"), whether or not escrow instructions have been executed. Escrow fees shall be subject to the review and approval of Rothbart and Seller, and then shall be shared in the manner provided herein. The "Close of Escrow" or the "Closing" shall be the date Seller's grant deed for the Property in accordance with this Agreement ("Grant Deed") is recorded. In the event of any inconsistency between any such escrow instructions and this Agreement, this Agreement shall control, notwithstanding the fact that either party may have intentionally or inadvertently executed such inconsistent instructions.

     (b) Provided Rothbart has advised Seller, in writing, of the appropriate vesting information, Seller shall provide Rothbart with a copy of the Grant Deed, fully executed and notarized, at least seven (7) days prior to the Closing. Seller shall deposit the originally executed Grant Deed in Escrow at least two (2) business days prior to the Closing.

     4. Survey. Rothbart shall order a certified ALTA boundary line and topographic survey of the Property (the "Surveys"). Rothbart shall pay for the Surveys. The Surveys shall (i) be prepared by a registered land surveyor pursuant to the instructions attached hereto as Exhibit "D", and (ii) contain an accurate legal description of the Property, and (iii) depict, and note the applicability of, every title exception contained in the Commitment (as hereinafter defined in Section 6). If the Surveys reveal that the actual area is more or less than the approximation shown above, the Purchase Price to be paid hereunder shall be adjusted accordingly.

     5. Contingency Period. In addition to any other conditions of Rothbart's obligations under this Agreement, until the date that is the ninety (90) days following the Opening of Escrow (the "Contingency Date"), Rothbart shall have the right to review and approve or disapprove the matters identified in subparagraphs (a)-(e) of this Section 5, and Rothbart's obligations hereunder shall be conditioned upon Rothbart's approval of such matters on, or before, the Contingency Date, in its sole and absolute discretion. On, or before, the Contingency Date, Rothbart shall, by written notice to Seller and Escrow Holder, either (1) terminate this Agreement based upon Rothbart's dissatisfaction with the Property, (2) approve the Property with regard to all matters identified in subparagraphs (a)-(e) below and waive this condition to the Close of Escrow, or
(3) approve the Property with regards to all matters identified in subparagraphs
(a)-(e) below and waive this condition to the Close of Escrow, subject only to Seller's written agreement to eliminate or ameliorate matters that Rothbart may have disapproved prior to the Contingency Date, in the event Seller so elects to eliminate or ameliorate such matters in its sole and absolute discretion. The failure of Rothbart to approve all matters identified in subparagraphs (a)-(e) below (subject only to Seller's written agreement to eliminate or ameliorate matters that Rothbart may have disapproved prior to the Contingency Date, in the event Seller so elects to eliminate or ameliorate such matters in its sole and absolute discretion) by written notice to Seller on or before the Contingency Date shall be conclusively deemed to be disapproval thereof by Rothbart and this Agreement shall terminate, in which event Rothbart shall be entitled to the return of its Deposit, and all interest accrued thereon, and neither party shall have any further rights or obligations hereunder, except as otherwise provided in this Agreement. The matters subject to Rothbart's approval prior to the Contingency Date are as follows:

     (a) Exceptions which are disclosed in the Commitment (as defined in Section 6 hereof);

     (b)  Matters disclosed by the Surveys;

     (c) Rothbart's physical inspection of the Property pursuant to Sections 12 and 15.C, or other matters that Rothbart deems relevant;

     (d) The approval of the Property by the Wal-Mart Real Estate Committee pursuant to Section 15.F; and

     (e) Assessments and bonds encumbering the Property (other than those created by Rothbart or any party on Rothbart's behalf).

     In the event that, prior to the Close of Escrow, there is a change in any of the matters set forth in Section 5(a), (b), (c), or (e), previously approved by Rothbart pursuant to this Section 5, Rothbart shall have ten (10) days from the date Rothbart first learns of such change to approve or disapprove in writing to Seller such changed matter, in its sole and absolute discretion. The failure of Rothbart to approve or disapprove such changed matter by written notice to Seller on or before the expiration of such additional ten (10) day period shall be conclusively deemed disapproval thereof by Rothbart. If Rothbart disapproves or is deemed to have disapproved any such changed matter, and Seller, in its sole and absolute discretion, does not elect by written notice given to Rothbart and Escrow Holder within ten (10) days thereafter to eliminate or ameliorate such matter to Rothbart's satisfaction in its sole and absolute direction, then Rothbart shall have the option within ten (10) days after receipt of such notice from Seller to either: (1) waive its disapproval and approve such changed matter; or (2) terminate this Agreement and Escrow Holder shall return to Rothbart and/or Seller, as applicable, the Deposit pursuant to the Section 2(e) hereof. The failure of Rothbart to make the foregoing election shall be deemed an election by Rothbart to exercise the termination option in subpart (2) of the immediately preceding sentence.

     6. Title Insurance. Rothbart shall order a standard form ALTA Owner's Title Commitment Policy (the "Commitment") covering the Property and issued by Fidelity National Title Insurance Company, National Title Services, Wellington Center, 14643 Dallas Parkway, Suite 380, Dallas, TX 75240 ("Title Company"), together with copies of all instruments, if any, referred to in the Commitment as exceptions to title. The Commitment shall also contain the Title Company's commitment to issue such California Land Title Association endorsements ("CLTA Endorsements") to the title policy as Rothbart or its lender shall require. Rothbart may, not later than sixty (60) days after the receipt of its Survey and the Commitment, but without affecting the Contingency Date, give notice in writing to Seller of any defects in or objections to the title as so evidenced. Seller shall, within fifteen (15) days of receipt of said notice, give Rothbart written notice ("Seller's Title Notice") of those disapproved or conditionally approved title matters, if any, which Seller, in its sole and absolute discretion, covenants and agrees to either eliminate from the Title Policy (as hereinafter defined in Section 7) as exceptions to title to the Property or to ameliorate to Rothbart's satisfaction by the Closing Date (as hereinafter defined in Section 18.A) as a condition to the Close of Escrow for Rothbart's benefit. If Seller does not elect to eliminate or ameliorate to Rothbart's satisfaction any disapproved or conditionally approved title matters, or if Rothbart disapproves of Seller's Title Notice, then Rothbart shall by a writing delivered to Seller and Escrow Holder on, or before, the Contingency Date, either (1) waive its prior disapproval and approve such title matter, or (2) terminate this Agreement and the Escrow in which event Rothbart shall be entitled to the return of the Deposit, and this Agreement, the Escrow and the rights and obligations of the parties hereunder shall terminate, except as otherwise provided in this Agreement. Rothbart's failure to deliver a notice as required in the preceding sentence shall be deemed an election by Rothbart to terminate this Agreement pursuant to subpart (2) of the preceding sentence.

     7. Title and Deed. At the Closing, Seller shall convey to Rothbart, marketable title to the Property, free and clear of any and all encumbrances, subject only to: (i) a lien to secure payment of taxes, not delinquent, (ii) matters affecting the condition of title created by or with the written consent of Rothbart or as a direct result of Rothbart's (or any party on behalf of Rothbart) acts or omissions, and (iii) those title matters that are approved by Rothbart pursuant to Sections 5 and 6 and (iv) matters reflected on the Surveys that are approved by Rothbart pursuant to Sections 5 and 6 (all of the foregoing in clauses (i) through (iv) hereinafter referred to as the "Permitted Exceptions"). Mortgages, deeds of trust, mechanics' liens and other such monetary encumbrances, other than those created by or with the consent of Rothbart or as a direct result of Rothbart's (or any party on behalf of Rothbart) acts or omissions ("Monetary Liens"), are not Permitted Exceptions and shall be removed by Seller through Escrow. At the Closing, Rothbart shall also be able to obtain a standard form ALTA Owner's Title Insurance Policy (the "Title Policy") issued by the Title Company, insuring marketable title to Rothbart in the full amount of the Purchase Price and containing no exceptions or conditions other than the Permitted Exceptions, and containing the CLTA Endorsements which Rothbart or its lender shall require; provided, however, that Rothbart's inability to obtain a requested endorsement shall not be a failure of condition to its obligations under this Agreement. Seller shall pay for the CLTA portion of the Title Policy, in an amount not to exceed Fifty-Six Cents ($.56) per $1,000.00 of coverage, and Rothbart shall pay for the ALTA portion of the Title Policy and any and all endorsements, except for those endorsements that Seller expressly agrees to provide, in Seller's sole and absolute discretion, pursuant to Sections 5 and/or 6, in order to eliminate or ameliorate Rothbart's disapproved or conditionally approved title matters.

     8. Condemnation. If, prior to the Closing, all or any part of the Property shall be condemned by governmental or other lawful authority, Rothbart shall have the option of (a) completing the purchase in accordance with this Agreement, in which event all condemnation proceeds or claims thereof shall be assigned to Rothbart, or (b) canceling this Agreement, in which event the Deposit shall be returned to Rothbart and this Agreement shall be terminated with neither party having any rights against the other, except as expressly provided herein.

     9. Taxes and Assessments. Real property taxes, water rates and sewer charges and rents, if any, shall be prorated and adjusted on the basis of the actual days in the calendar year, Seller to have the last day, to the date of Closing. Taxes for all prior years shall be paid by Seller. If the Closing shall occur before the tax rate is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, with the proration to be adjusted between the parties based on actual taxes for the year in which the Closing occurs, at the time such actual taxes are determined. Assessments and bonds, either general or special, for improvements completed prior to the date of Closing, whether matured or unmatured, shall be paid in full by Seller. Furthermore, the Seller shall cause to be completed the Real Property Tax Guidelines For Wal-Mart Built Stores attached hereto as Exhibit "E" and upon completion will forward to Wal-Mart's Real Estate Manager. Seller hereby agrees to pay, reimburse, indemnify, defend and hold Rothbart harmless from any supplemental assessments, or taxes or assessments (and any late charges or penalties associated therewith) levied by the taxing authorities after the Close of Escrow to the extent attributable to time periods before the Close of Escrow. Notwithstanding the foregoing, Seller will not be responsible for any supplemental assessments, or taxes or assessments (and any late charges or penalties associated therewith) caused by Rothbart or its employees, agents or contractors.

     10. Transfer and Sales Taxes. The expense and cost of all Federal, state and local documentary or revenue stamps, transfer or sales taxes, if any, relating to the sale of the Property shall be paid by Seller on the date of Closing. Both parties agree to execute any tax returns required to be filed in connection with any such taxes.

     11. Time of the Essence/Defaults/Remedies. Time is of the essence of this Agreement and failure to comply with this provision shall be a material breach of this

Agreement. Subject to the further provisions of this Section 11, if the Escrow fails to close as provided herein, Rothbart or Seller may at any time thereafter give written notice to Escrow Holder to cancel the Escrow, and pay or return the Deposit to the party or parties entitled hereto under the terms hereof, including, without limitation, Section 2(e), and return all other money and documents in Escrow to their respective depositors. Escrow Holder shall comply with such notice without further consent from any other party to the Escrow. Cancellation as provided herein shall be without prejudice to whatever legal rights Rothbart and Seller may have against each other, including as provided in Sections 12 and 13 hereof.

     A. Default by Rothbart. IF ROTHBART FAILS TO COMPLETE SAID PURCHASE AS HEREIN PROVIDED BY REASON OF ANY DEFAULT BY ROTHBART, SELLER SHALL BE RELEASED FROM ALL OBLIGATIONS UNDER THIS AGREEMENT (EXCEPT FOR THE EFFECT OF THIS SECTION 11.A) AND SELLER, BY INITIALING THIS PARAGRAPH, SHALL HAVE RELEASED ROTHBART FROM ANY CLAIMS OR CAUSES OF ACTION ARISING OUT OF SUCH DEFAULT, AND SELLER SHALL HAVE AGREED THAT SELLER SHALL RETAIN THE "DEPOSIT" PLUS ACCRUED INTEREST THEREON AS LIQUIDATED DAMAGES, AND THAT SUCH RETENTION SHALL BE SELLER'S SOLE REMEDY AGAINST ROTHBART IN REGARD TO SUCH DEFAULT. THE PARTIES HERETO HAVE CONSIDERED THE AMOUNT OF DAMAGES WHICH SELLER IS LIKELY TO INCUR IN THE EVENT OF A DEFAULT OR BREACH HEREUNDER BY ROTHBART, AND THE PARTIES HERETO HAVE AGREED THAT THE DEPOSIT PLUS ANY ACCRUED INTEREST THEREON IS A REASONABLE APPROXIMATION AND LIQUIDATION OF SELLER'S POTENTIAL DAMAGES, CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, INCLUDING THE RELATIONSHIP OF THE SUM TO THE RANGE OF HARM TO SELLER THAT REASONABLY COULD BE ANTICIPATED AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY OR INCONVENIENT. THE RECEIPT AND RETENTION OF SUCH AMOUNT BY SELLER IS INTENDED TO CONSTITUTE THE LIQUIDATED DAMAGES TO SELLER PURSUANT TO THE CALIFORNIA CIVIL CODE, AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY WITHIN THE MEANING OF THE CALIFORNIA CIVIL CODE, OR ANY SIMILAR PROVISION. SAID AMOUNT OF LIQUIDATED DAMAGES SHALL BE IN LIEU OF ANY OTHER REMEDIES, DAMAGES OR SUMS DUE OR PAYABLE TO SELLER UNDER THIS AGREEMENT. IN NO EVENT SHALL SELLER'S ACCEPTANCE OF THE LIQUIDATED DAMAGES BE A LIMIT OF ANY KIND ON ROTHBART'S INDEMNITY AND DEFENSE OBLIGATIONS PURSUANT TO THIS AGREEMENT. IN PLACING THEIR INITIALS AT THE PLACES PROVIDED, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE.


                        /s/ SN              /s/ LSO
                       ROTHBART              SELLER

     B. Default by Seller. If Seller fails to complete the sale of the Property as herein provided by reason of any default by Seller, Rothbart may, at its option, exercise every right and remedy available at law and in equity under California law, including but not limited to the right to: (i) rescind this Agreement and recover from Escrow or Seller the Deposit, as well as any and all reasonable expenses, paid or incurred by or on behalf of Rothbart in connection with this Agreement, (ii) proceed with this Agreement and take the Property as is, subject to the qualification below, (iii) record a lis pendens and enforce Rothbart's right to specific performance and related injunctive relief, and/or (iv) select another location for Rothbart's contemplated development, and bring an action for its actual and consequential damages. Seller acknowledges that if Rothbart seeks specific performance of this Agreement, Rothbart shall be entitled to an order by the court enforcing this Section, without any need to make a showing that the Property is unique, or that its damages are liquidated and not speculative, or no other remedies are practical, available, effective or adequate. Seller acknowledges that if Rothbart seeks injunctive relief, the same may be fashioned in a mandatory or prohibitive manner.

     12. Right of Entry. At any time prior to the Closing, at Rothbart's sole expense and subject to the terms and conditions of the Early Entry Agreement of even date herewith, between Rothbart and Seller (the "Early Entry Agreement"), Rothbart or its authorized agents shall have the right to enter upon the Property for any lawful purpose, including without limitation making such surveys and site analyses, test borings and engineering studies and to erect such signs as Rothbart may deem necessary. Rothbart shall indemnify and hold Seller harmless from and against any and all claims and liens as specified in the Early Entry Agreement.

     13. Brokerage Fees. Both parties represent that no broker is involved in this Agreement and each party agrees to indemnify the other against brokerage or commission claims arising out of the indemnifying party's actions.

     14. Utilities. Seller warrants that to the actual knowledge of Seller, except as described in Seller's Materials (as defined herein), no public agency or utility has, as of the date of this Agreement, imposed a connection or service commencement fee or assessment which would be a precondition to Rothbart's use of said services, nor is any moratorium against connection to such services, or quantitative or qualitative limitation on such services in place at the date hereof.

     15.  Contingencies and Seller's Warranties.

     A. Governmental Approvals To Be Obtained by Rothbart. Rothbart's obligation to close Escrow is expressly conditioned on the general plan, applicable specific plan, zoning, zone clearance, subdivision map, environmental clearance, planned development program or permit, conditional use permit program, architectural review process, redevelopment plan, approved traffic study, development agreement, redevelopment agreement, subdivision improvement agreement, special assessment district creation and bond issuance, and other discretionary approval programs of the governmental agencies and owners associations with jurisdiction over the Property, which are specified on Exhibit "G" hereto (hereinafter, individually and collectively the "Governmental Approvals") permitting the uses of the Property for business retail usage to be undertaken by Rothbart, Wal-Mart and/or Sam's specified on Exhibit "H" hereto (hereinafter, collectively, "the Wal-Mart Plan"). Rothbart agrees that since the Property does not have all of the Governmental Approvals necessary for the Wal-Mart Plan, Rothbart shall, at its expense and as set forth in
          Section 15.I hereof, submit an application to obtain each and every Governmental Approval for the Wal-Mart Plan. In addition, it is acknowledged and agreed that if, (i) on or before the Contingency Date, Rothbart delivers written notice to Seller that a permit or approval provided for in Chapter 12 of the Inglewood Municipal Code (pertaining to Planning and Zoning) is necessary for the development and operation of a Wal-Mart Store but was omitted despite Rothbart's reasonable efforts to identify necessary Planning and Zoning permits and approvals for the Wal-Mart Plan, or (ii) at any time, Rothbart delivers written notice to Seller that (a) the City of Inglewood has imposed as a condition of approval for any Governmental Approval being issued by the City of Inglewood, that Rothbart, obtain a discretionary permit or approval from another governmental agency, and (b) Rothbart's inability to obtain any such permit or approval from the other governmental agency on reasonable conditions would affect Rothbart's ability to use the Property consistent with the Wal-Mart Plan, then: (x) the list of Governmental Approvals shall be amended to add such permit or approval to the list of Governmental Approvals for the Wal-Mart Plan; and (y) the Contingency Schedule (discussed in
          Section 15.I below) shall be revised to include a timetable for processing and obtaining the City of Inglewood's and (if applicable) other agency's approval of such permit or approval. Rothbart, at its sole cost and expense, shall pursue the applications and processing to completion and shall execute all necessary and appropriate instruments, provided that each representation, covenant, condition, limitation, exaction, fee and design change mandated by the governmental agencies shall be subject and contingent to Rothbart's review, approval or disapproval, counter-offer or counter-condition, and Rothbart shall not be obligated to give any binding or final approval of any of the same unless and until: (i) the totality of the Governmental Approvals for the Wal-Mart Plan have been reviewed and finally approved in writing (and by publication of necessary ordinances) by each and every one of the governmental agencies charged with originally granting the Governmental Approvals for the Wal-Mart Plan, (ii) any ordinances with respect thereto having taken effect,
          (iii) the time period has passed for appeal of any such Governmental Approvals for the Wal-Mart Plan to any administrative agency with jurisdiction over such Governmental Approvals for the Wal-Mart Plan,
          (iv) the 30-day statute of limitations for filing challenges to the Environmental Impact Report of the Governmental Approvals for the Wal-Mart Plan has passed without any litigation having been filed to challenge the same, (iv) no notice of intent to circulate an initiative petition or petition for referendum has been filed with the City of Inglewood with respect to the Governmental Approvals for the Wal-Mart Plan within 30 days after the City of Inglewood's approval of the Governmental Approvals for the Wal-Mart Plan and (v) any appeals or litigation with respect to (iii) or (iv) have been prosecuted and resolved in a manner which is not subject to remand to lower courts or governmental agencies, all of the enumerated processes being the "Final Approval".

          If the Final Approval has not occurred, and/or all of the Governmental Approvals for the Wal-Mart Plan have not been obtained on or before the scheduled Closing, this Agreement shall, at Rothbart's option, but subject to Seller's termination rights under this Agreement, either
          (a) continue in full force and effect until the same has occurred, or
          (b) be of no further force and effect, and Escrow Holder shall return to Rothbart and/or Seller, as applicable, the Deposit pursuant to the
          Section 2(e) hereof, or (c) Rothbart shall waive some or all parts of this contingency, (with or without imposition of further conditions not involving additional dollar expense by Seller) at Rothbart's sole and absolute discretion, and proceed with the Closing. Seller and Rothbart agree that this contingency shall be deemed satisfied in the event that the Director of Planning or the Director of Building and Safety in the municipality where the Property is located issues an unconditional letter indicating that so long as Rothbart complies with the Conditions of Approval for the Governmental Approvals for the Wal-Mart Plan and applicable building codes, Rothbart will be able to obtain a building permit for construction of the improvements authorized by the Governmental Approvals for the Wal-Mart Plan.

     B. No Seller Obligation to Obtain Governmental Approvals for the Wal-Mart Plan. Seller shall be under no obligation to obtain any Governmental Approvals for the Wal-Mart Plan. In connection with the Governmental Approvals for the Wal-Mart Plan described in Sections 15.A hereof, Seller agrees to (i) reasonably cooperate with Rothbart including using its best efforts to execute all such applications for Governmental Approvals for the Wal-Mart Plan which require Seller's signature upon Rothbart's written request but in no event later than ten (10) business days after receipt of Rothbart's written request therefor and (ii) make such appearances as may be reasonably requested by Rothbart which are necessary to obtain Governmental Approvals for the Wal-Mart Plan, in each case provided that Seller does not bear any expense for that purpose and or appearance is reasonably necessary for the processing of Governmental Approvals for the Wal-Mart Plan. Notwithstanding anything to the contrary in this Agreement Rothbart shall not take any actions that subject the Property to any zone changes, conditions, restrictions, impositions or obligations of any kind which become effective and binding upon the Property or Seller prior to the Closing without Seller's consent which may be granted or withheld in Seller's sole and absolute discretion. Rothbart shall be solely and absolutely responsible for any obligations arising under any such permits, zoning changes, conditions, restrictions, impositions or obligations placed upon the Property by Rothbart's (or its agents') activities, and hereby agrees to indemnify, protect, defend (by counsel satisfactory to Seller) and hold Seller harmless from any and all claims, demands, losses, liabilities, costs and expenses (including attorneys' fees) arising therefrom. The foregoing indemnity shall be for the benefit of Seller, whether or not the Closing occurs and will survive the Closing or earlier termination of this Agreement.

     C. Inspections and Soils Tests. Subject to the terms and conditions of the Early Entry Agreement, Rothbart shall have the right, at Rothbart's expense, to select licensed engineers, contractors, and/or other qualified professional(s) to make "Inspections" (including tests, surveys, other studies, inspections, investigations and interviews of persons familiar with the Property) concerning the Property, including but not limited to tests of structures, wells, septic tanks, and underground storage tanks on the Property, soils, geologic hazards, utility lines and systems, possible environmental hazards, utility lines and systems, possible environmental hazards such as asbestos, formaldehyde, radon gas, methane gas, pesticide residues, oil and gas deposits, and other "Hazardous Substances" as defined in Section 16.B, below. Rothbart's obligation to Close Escrow is expressly conditioned upon Rothbart's approval prior to the Contingency Date of Inspection results which, in the sole judgment of Rothbart, evidence that the Property is suitable for Rothbart's intended use. Rothbart shall order the Inspections within thirty (30) days of receipt of the Surveys, provided for in Section 4 hereof. Seller shall deliver to Rothbart, within ten (10) days of the date hereof, copies of all documents and materials listed on Exhibit "I" attached hereto and incorporated by reference ("Seller's Materials"), and Seller's delivery of Seller's Materials shall be Seller's representation to Rothbart that there are no other reports or materials regarding the Property prepared on Seller's behalf in Seller's possession. Rothbart shall keep the Property free and clear of any liens, and repair any material physical damage to the Property arising as a result of such Inspections. Upon receipt of reports of such Inspections, Rothbart shall promptly deliver one copy of the same to Seller. Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that Seller shall have no obligation to remedy any condition of the Property disclosed by Seller or otherwise discovered by Rothbart unless: (a) Seller so elects in Seller's sole and absolute discretion, or (b) such condition is created by, or on behalf of, Seller after the date hereof.

     D. Seller Warranties. Seller warrants that Seller has no actual knowledge of any notice of violations of city, county, state, federal, building, land use, fire, health, safety, environmental, hazardous materials or other governmental or public agency codes, ordinances, regulations, or orders with respect to the Property, except as may be described in Seller's Materials. Seller warrants that to Seller's actual knowledge, no litigation is pending or threatened with respect to the Property or Seller's interest therein. Seller warrants that to Seller's actual knowledge, there is no action, litigation or proceeding pending or threatened to take all or any portion of the Property by eminent domain. Seller warrants that to Seller's actual knowledge, other than as may be identified in the Surveys, Seller's Materials and/or by Rothbart's reasonable inspection of the Property, there are no encumbrances or easements affecting the Property, except as set forth in the Commitment. The foregoing warranties shall be true as of the date of this Agreement and the Close of Escrow. If, prior to the Close of Escrow, Rothbart learns that any of the foregoing warranties or any disclosures by Seller are misleading, incomplete or otherwise incorrect, Rothbart may utilize any of its remedies provided in this Agreement.

     E. Natural Hazard Disclosure. Within twenty (20) days following the Opening of Escrow, Seller shall deliver to Rothbart a natural hazards disclosure report prepared by a reputable, and, if required, licensed, third party preparer of Seller's selection disclosing whether or not the Property is located within (i) a special flood hazard zone designated by the Federal Emergency Management Agency (Government Code
          (S) 8589.3); (ii) an area of potential flooding shown on an inundation map under Government Code (S) 8959.5 (Government Code (S) 8959.4);
          (iii) a very high fire hazard severity zone designated by Government Code (S) 51179 (Government Code (S) 51183.5); (iv) a wildland area that may contain substantial forest fire risks and hazards under Public Resources Code (S) 4125 (Public Resources Code (S) 4136); (v) an earthquake fault zone under Public Resources Code (S) 2622 (Public Resources Code (S) 2621.9); or (vi) a seismic hazard zone under Public Resources Code (S) 2696 (Public Resources Code (S) 2694).

     F. Real Estate Committee Approval. Rothbart's obligation to Close Escrow is wholly contingent upon Rothbart being able to obtain approval prior to the Contingency Date, from Wal-Mart's Real Estate Committee (the "Committee"), of the placement of a Wal-Mart and Sam's store on the Property in Inglewood, California. It is understood that Rothbart shall notify Seller in writing prior to the Contingency Date of the decision of the Committee. If the decision is "yes" this Agreement shall continue in full force and effect. If the decision is "no" Escrow Holder shall return to Rothbart and/or Seller, as applicable, the Deposit pursuant to Section 2(e) hereof, and this Agreement, the Escrow and the rights and obligations of the parties hereunder shall terminate. The failure of Rothbart to provide such written notice to Seller on or prior to the Contingency Date shall be conclusively deemed a "no" decision pursuant to the preceding sentence.

     G.   Intentionally Deleted.

     H. Parcel Map. This Close of Escrow and Seller's and Wal-Mart's obligation to consummate the transactions contemplated by this Agreement are subject to the recording of a parcel map creating the Property as separate legal parcels, the size and configuration of which shall be determined by Rothbart, in its sole and absolute discretion.

     I. Additional Rothbart Covenants. Notwithstanding the foregoing provisions of this Section 15 to the contrary, Rothbart covenants and agrees to make reasonable efforts to adhere to the schedule attached hereto as Exhibit "J" for processing the Governmental Approvals for the Wal-Mart Plan (the "Contingency Schedule") and to satisfy each of its obligations under the Contingency Schedule (each a "Contingency Milestone") in accordance with the Contingency Schedule. At anytime upon Rothbart's election, or from time to time upon fifteen (15) days written request from Seller, Rothbart shall provide Seller with a written update detailing its progress with regard to the Contingency Milestones (each a "Contingency Update"). If Rothbart fails to make reasonable efforts to adhere to the Contingency Schedule and diligently pursue to completion the Governmental Approvals for the Wal-Mart Plan, Seller shall have the right to terminate this Agreement by written notice thereof to Rothbart and to Escrow Holder, provided Seller exercises such right to terminate within fifteen (15) days of the receipt of the Contingency Update that evidences such failure to reasonably adhere to the Contingency Schedule. If Seller so elects to terminate this Agreement, this Agreement shall terminate, and Escrow Holder shall return to Rothbart and/or Seller, as applicable, the Deposit pursuant to Section 2(e) hereof.

     16.  Condition of the Property.

     A. AS-IS. As a material inducement to the execution and delivery of this Agreement by Seller and the performance by Seller of its duties and obligations hereunder, Rothbart does hereby acknowledge, represent, warrant and agree, to and with the Seller, that, except as otherwise expressly provided for in this Agreement, (i) Seller makes no representation or warranty of any kind whatsoever, express or implied, with respect to the Property; (ii) Seller hereby expressly disclaims any responsibility for any loss, claim, cost or liability with respect to the presence, release, handling, use, generation, processing, production, packaging, treatment, storage, emission, discharge, removal or disposal of any Hazardous Substance in or in the vicinity of the Property; (iii) Rothbart is purchasing the Property in an "AS IS, WHERE IS" condition as of the date of the Close of Escrow with respect to any facts, circumstances, conditions and defects, including, without limitation, any matters disclosed by Seller to Rothbart herein; and (iv) in acquiring the Property, Rothbart will be relying strictly and solely upon its own investigations, inspections and examinations as to all matters relating in any manner to the Property or any interest therein. All materials, including but not limited to the reports referred to in Section 15.C above by third parties and delivered to Rothbart by Seller or any other person acting for or on behalf of Seller, whether in the form of maps, surveys, reports, studies or otherwise, have been furnished by Seller to Rothbart solely as a courtesy, without warranty or representation, and neither Seller nor its agents has verified the accuracy of such information or the qualifications of the persons preparing such information.

     B. Hazardous Substances. To Seller's actual knowledge, Hazardous Substances have been released and are present in the vicinity of the Property and may be present on the Property. To Seller's actual knowledge, the documents listed in Exhibit "I" include all of the environmental studies of the Property prepared on behalf of Seller and in Seller's possession (but Exhibit "I" is not a comprehensive list of any such documentation relative to any adjacent or nearby parcels). To Seller's actual knowledge, except as described above, no other Hazardous Substances have been released on the Property. For purposes hereof, "Hazardous Substances" means any hazardous, toxic, infectious or other material, substance, pollutant or waste defined, designated or listed as such pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Solid Waste Disposal Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and any similar state or local counterparts thereto, as the foregoing have or may be amended from time to time.

     17. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be mailed by certified or registered mail, or by reputable overnight courier, postage prepaid, addressed as follows:

If to Rothbart:                          If to Seller:

Rothbart Development Corporation         Pinnacle Entertainment, Inc.
1801 Avenue of the Stars, Suite 920      330 North Brand Boulevard, Suite 1100
Los Angeles, CA 90067                    Glendale, CA 91203
Attention: Stan Rothbart                 Attention: General Counsel

With a Copy to:                          With a Copy to:

Gresham Savage, Nolan & Tilden, LLP      Irell & Manella, LLP
600 N. Arrowhead, Suite 300              1800 Avenue of the Stars, Suite 900
San Bernardino, CA 92401-1148            Los Angeles, CA 90067-4276
Attention: Mark A. Ostoich, Esq.         Attention: Sandra G. Kanengiser, Esq.
or J. Matthew Wilcox, Esq.               and Karin Schwindt, Esq.

     18.  Closing.

     A. Closing Date. The Closing shall take place at a place and time mutually agreed upon by the parties within thirty (30) days following the date upon which all conditions and contingencies set forth in Sections 15.A and 15.G contained herein are satisfied (the "Closing Date"). Notwithstanding any other provision or contingency in this Agreement to the contrary, including, without limitation, the preceding sentence, if the Closing has not occurred within twelve (12) months following the Opening of Escrow, Seller shall have the right in its sole and absolute discretion to terminate this Agreement; provided, however, that in the event Seller so elects to terminate the Agreement, Rothbart shall have the one-time option (in addition to Rothbart's Section 18.B extension rights) to continue the Agreement and extend the Closing for up to three (3) additional months. Rothbart shall exercise such extension, if at all, by written notice to Seller within fifteen (15) days of Seller's exercise of its termination right set forth above. Notwithstanding any other provision of this Agreement (including without limitation Section 15 hereof), if Rothbart validly extends the Closing but the Closing has not occurred within fifteen
          (15) months following the Opening of Escrow and Rothbart has not extended the Closing in accordance with Section 18.B hereof, then Seller shall have the right in its sole and absolute discretion, to terminate this Agreement.

     B.   Extensions.

     (a) In the event that third party litigation challenging the Governmental Approvals for the Wal-Mart Plan or the City's certification of the Environmental Impact Report therefor is filed (the "Litigation"), then notwithstanding Section 18.A hereof, Rothbart shall have the right to extend the Closing for up to three (3) consecutive six (6) month periods commencing from the date such Litigation is filed in accordance with the following procedures. Upon the exercise of any extension right under this Section

          18.B, Rothbart shall, at Rothbart's sole cost and expense, vigorously defend the Governmental Approvals for the Wal-Mart Plan and the City's certification of the Environmental Impact Report. Rothbart may exercise its initial 6-month extension right relating to such Litigation by providing written notice to Seller of its intention to exercise such right and prior to date which is twelve (12) months after the Opening of Escrow, as such date may be extended pursuant to
          Section 18.A hereof. and by concurrently depositing into the Escrow an additional deposit in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) (each an "Extension Deposit"). Thereafter, provided Rothbart is in compliance with this Section 18.B and the Litigation has not concluded, Rothbart may exercise subsequent 6-month extension rights relating to such litigation by providing written notice to Seller of its intention to exercise a subsequent 6-month extension right prior to the expiration of the then pending 6-month extension and by concurrently depositing into Escrow an additional Extension Deposit to be held in an interest bearing account. Once paid into Escrow, each Extension Payment shall be added to the Deposit and shall be subject to the provision of Section 2(e) hereof.

     (b) In the event that either: (i) Rothbart has vigorously defended the Litigation but the Litigation has nonetheless not been concluded within eighteen (18) months of its filing; or (ii) a referendum or initiative challenging the Governmental Approvals for the Wal-Mart Plan or the City's certification of the Environmental Impact Report has been "qualified" or validly placed on a ballot by legislative action, then Rothbart shall have the right to extend the Closing in consecutive three (3) month increments (the "Additional Extensions") by providing written notice to Seller prior to the expiration of the then pending extension and concurrently depositing into Escrow an additional deposit in an amount equal to the then current property taxes and assessments applicable to the Property pro-rated for the relevant three (3) month period (the "Additional Extension Deposit"). Once paid into Escrow, each Additional Extension Deposit shall be added to the Deposit and shall be subject to the provisions of Section 2(e) hereof. Rothbart shall have no further rights to extend the term of this Agreement beyond the period during which the litigation concludes or a vote on the aforementioned referendum or appeal has occurred.

     (c) Rothbart shall, at its sole cost and expense, indemnify, protect, defend (by counsel satisfactory to Seller) and hold Seller harmless from any and all claims, demands, losses, liabilities, costs and expenses (including attorneys' fees) arising as a result of or in any way relating to the Litigation. The indemnity set forth in this
          Section 18.B shall be for the benefit of Seller, whether or not the Closing occurs and will survive the Closing or earlier termination of this Agreement.

     C. Escrow Holder's Duties. In addition to any other obligation of Escrow Holder herein, on the Close of Escrow, Escrow Holder shall (a) record the Grant Deed(s) in the Office of the County Recorder of the County,
          (b) pay any transfer taxes, (c) instruct the County Recorder to return the Grant Deed(s) to Rothbart, Wal-Mart and Sam's, as the case may be,
          (d) deliver to Seller the Purchase Price balance, less Seller's Escrow and cash charges, and

          (e) deliver to the proper parties the Non-Foreign Affidavits and the Title Policy covering the Property subject only to the Permitted Exceptions.

     19. Closing Costs. Notwithstanding anything to the contrary contained herein, or in the escrow instructions, the Closing costs shall be paid as follows:

     By Seller:

     (a) Title insurance examination and premium for a CLTA policy (in an amount not to exceed Fifty-Six Cents ($.56) per $1,000.00 of coverage);

     (b) Expenses of curing any title matters that Seller has agreed, in its sole and absolute discretion, to cure pursuant to Sections 5 and/or 6, including the cost of any endorsements that Seller has agreed to pay for pursuant to Sections 5 and/or 6;

     (c)  Preparation and recording of Grant Deed(s);

     (d)  All documentary, stamp and transfer taxes; and

     (e)  One-half (1/2) the Escrow fee, if any; and

     (f)  Amount necessary to cause the removal of all Monetary Liens.

     By Rothbart:

     (a) Title insurance premium for the difference between the cost of a CLTA policy (in an amount not to exceed Fifty-Six Cents ($.56) per $1,000.00 of coverage) and an ALTA standard or extended coverage policy and endorsements, if any (other than endorsements Seller has agreed to pay for, in Seller's sole and absolute direction pursuant to
          Section 5 and/or 6);

     (b) Cost of the Surveys ordered by Rothbart (if not previously paid for by Rothbart);

     (c) Preparation of Mortgage, Deed of Trust or other applicable financing instruments;

     (d)  Recording fees for financing instruments; and

     (e)  One-half (1/2) the Escrow fee, if any.

     20. Time of Essence; Acceptance. Time is expressly declared to be of the essence of this Agreement. Seller shall have seven (7) business days from the date of receipt of this Agreement to accept and agree to the terms and conditions herein.

     21. Entire Agreement. This Agreement, contains the entire agreement between Seller and Rothbart, and there are no other terms, conditions, promises, undertakings, statements or representations, express or implied, concerning the sale contemplated by this Agreement. All Exhibits to which reference is made in this Agreement are deemed incorporated in this Agreement whether or not actually attached.

     22. Headings. The headings to the Sections hereof have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

     23. Modifications. The terms of this Agreement may not be amended, waived or terminated orally, but only by an instrument in writing signed by both Seller and Rothbart.

     24. Successors. This Agreement shall inure to the benefit of and bind the parties hereto and their respective successors and assigns. Seller shall not assign this Agreement without Rothbart's consent, which may be withheld in Rothbart's sole discretion. Rothbart may not assign its rights or delegate its obligations without the prior written consent of Seller, which consent shall be in Seller's sole discretion, except, Rothbart shall have the unrestricted right to assign this Agreement to any corporation, partnership or limited liability company or other entity which controls, is controlled by, or is under common control with Rothbart. Notwithstanding the foregoing, concurrently with the Closing, and by written notice from Rothbart to Seller, Rothbart shall be permitted to (i) assign its rights under this Agreement as to that portion of the Property designated "Wal-Mart" on Exhibit "A-1" to Wal-Mart Real Estate Business Trust ("Wal-Mart") or to any corporation, partnership or limited liability company or other entity which controls, is controlled by, or is under common control with Wal-Mart and (ii) assign its rights under this Agreement as to that portion of the Property designated "Sam's" on Exhibit "A-1 to Sam's Real Estate Business Trust ("Sam's") or to any corporation, partnership or limited liability company or other entity which controls, is controlled by, or is under common control with Sam's that portion of the Property designated "Sam's" on Exhibit "A-1".

     25. Non Foreign Affidavit. Seller agrees to execute, at the Closing, the Transferor Form attached hereto as Exhibit "E" and made a part hereof, in compliance with Section 1445 of the Internal Revenue Code. It is understood that if there are multiple Sellers, each Seller shall execute a Transferor Form at the Closing.

     26. Effective Date. The Effective Date of this Agreement shall be the last date on which all parties hereto have executed this Agreement.

     27. Survival. All warranties, representations and covenants herein shall survive the Closing.

     28. Condition of Property. It is understood and agreed that Rothbart, or its representative, has made an inspection of the Property prior to the execution of this Agreement, and based on that inspection and information which may have been provided by the Seller as to the condition of the Property, has entered into this Agreement. Seller hereby warrants and guarantees that, except for changes outside of Seller's reasonable control or changes caused by or on behalf of Rothbart, the Property will remain in substantially its present condition, as of the execution of this Agreement to and including the day that title to said Property is transferred to Rothbart.

     29. Development Covenant. Rothbart has been advised of, and agrees to comply with, the covenant made by Seller in favor of Churchill Downs California Company ("CDCC") to use commercially reasonable efforts to cause any blasting or major earth moving (not to include surface grading or landscaping) conducted on the Property in connection with any improvements or development thereon, to be conducted at such times and in such a manner so as to mitigate the impact on the business operations of CDCC on the neighboring land. This obligation shall survive the Close of Escrow.

     30. Cooperation in Exchange. Rothbart acknowledges that Seller may transfer the Property to Rothbart as part of a tax-deferred exchange by Seller pursuant to Section 1031 of the Internal Revenue Code of 1986 ("Code"), and that Seller has the right to restructure all or a part of the within transaction as provided in Internal Revenue Code ss. 1031 as a concurrent or delayed (non-simultaneous) tax deferred exchange for the benefit of Seller. Rothbart agrees to cooperate, and if requested by Seller, to accommodate Seller in any such exchange, provided that (i) such cooperation and/or accommodation shall be at no further cost or liability to Rothbart and Seller hereby indemnifies Rothbart in connection therewith; (ii) the restructuring of the within transaction shall not prevent or delay the Closing Date; (iii) the Property shall be conveyed by direct deed from Seller to Rothbart; and (iv) Rothbart shall not be obligated to acquire any "replacement property" in order to effect the tax-deferred exchange. Seller, in electing to structure the sale as an exchange, shall have the right to substitute another entity or person, who will be Seller's accommodator in Seller's place and stead. Rothbart and Seller acknowledge and agree that such substitution will not relieve the herein named Seller of any liability or obligation hereunder, and Rothbart shall have the right to look solely to said herein named Seller with respect to the obligations of Seller under this Agreement.

     31. Confidentiality. Each party covenants and agrees for the benefit of the other party to endeavor in good faith and use their commercially reasonable efforts not to disclose the terms or conditions of this Agreement, including, without limitation, the Purchase Price to any person other than a Permitted Person (as hereinafter defined). For purposes of this Agreement, the term "Permitted Person" shall mean: Wal-Mart, Sam's, Wal-Mart Stores, Inc., the officers, directors, members, shareholders and partners of a party, or of Wal-Mart, Wal-Mart Stores, Inc. or Sam's; persons retained by a party, or by Wal-Mart, Wal-Mart Stores, Inc. or Sam's, to conduct studies or investigations; auditors, accountants, lenders and attorneys who have responsibility for participating in the transaction and governmental agencies or auditors to whom disclosure is required. This Section 31, however, shall not apply to: (i) any information that, at the time of disclosure, is available publicly and not as a result of a disclosure in breach of this Agreement by a party, or by Wal-Mart, Wal-Mart Stores, Inc. or Sam's, or any of their officers, directors, employees or agents; (ii) any disclosure made by a party, or by Wal-Mart, Wal-Mart Stores, Inc. or Sam's, that it believes in good faith is required by Law or by obligation pursuant to any rules of or listing agreement with any national securities exchange or the NASDAQ National Market System, (iii) any disclosure of information that is already known to a party, or by Wal-Mart, Wal-Mart Stores, Inc. or Sam's, as of the date hereof, other than as provided by Seller
(iv) any information that is rightfully received by a party, or by Wal-Mart, Wal-Mart Stores, Inc. or Sam's, from a third party without restriction and without breach of this Agreement, (v) any information that was independently developed by a party, or by Wal-Mart, Wal-Mart Stores, Inc. or Sam's, and (vi) any disclosure in litigation relating to this Agreement or any proceeding in connection therewith.

     32.  Intentionally Deleted.

     33. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

     34. Choice of Law. This Agreement and each and every related document are to be governed by, and construed in accordance with, the laws of the State of California.

     35. Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction or rendered by the adoption of a statute by the State of California or the United States invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

     36. Relationship of Parties. The parties agree that their relationship is that of seller and buyer, and that nothing contained herein shall constitute either party the agent or legal representative of the other from any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted the right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party be in any way liable for any debt of the other.

     37. No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

     38. Attorneys' Fees. If any party hereto institutes an action or proceeding for a declaration of the rights of the parties under this Agreement, for injunctive relief, for an alleged breach or default of, or any other action arising out of, this Agreement, or the transactions contemplated hereby, or if any party is in default of its obligations pursuant thereto, whether or not suit is filed or prosecuted to final judgment, the non-defaulting party or prevailing party shall be entitled to its actual attorneys' fees and to any court costs incurred, in addition to any other damages or relief awarded.

     39. Knowledge. As used in this Agreement, Seller's awareness or Seller's knowledge or actual knowledge or phrases of similar import shall mean and refer only to the present, actual knowledge of G. Michael Finnigan ("Finnigan") without any duty of investigation or inquiry. Seller represents that Finnigan is the individual within Seller's organization with the most knowledge regarding the Property. Upon Rothbart's request, Seller shall cause Finnigan to respond to Rothbart's reasonable inquiries concerning the Property. In addition, Seller has advised Rothbart that Norm Cravens and Clen Bounds are individuals with knowledge of the Property. It is acknowledged and agreed that neither Norm Cravens nor Clen Bounds are employees of Seller. Seller will contact each of Norm Cravens and Clen Bounds and advise them that they may be contacted by Rothbart, Wal-Mart and/or Sam's, and that they are free to discuss the condition of the Property with Rothbart, Wal-Mart and/or Sam's.

                         [SIGNATURES FOLLOW - NEXT PAGE]

     IN WITNESS WHEREOF, the parties have executed this Agreement in quadruplicate as of the day and year first above written.

                                          SELLER:

                                          PINNACLE ENTERTAINMENT, INC.,
                                          A DELAWARE CORPORATION

                                          BY: /s/ Loren S. Ostrow
                                              ---------------------------------
                                              ITS: Senior VP
                                                   ----------------------------
                                              DATE: 6/14/02
                                                    ---------------------------

                                          ROTHBART:

                                          ROTHBART DEVELOPMENT CORPORATION,
                                          A CALIFORNIA CORPORATION


                                          BY: /s/ Stanley Rothbart
                                              ---------------------------------
                                              ITS: President
                                                   ----------------------------
                                              DATE: June 6, 2002
                                                    ---------------------------

By its signature below, Wal-Mart agrees, for the benefit of Seller to the provisions of Section 2(b) hereof and otherwise approves of the form of this Agreement.

WAL-MART REAL ESTATE
BUSINESS TRUST, a Delaware
Business Trust


BY: /s/ Robert M. Bedard
    ---------------------------------
ITS: Assistant Vice President
     --------------------------------

     Approved as to legal terms only
     by /s/ George Bacao
        -----------------------------
        Wal-Mart Legal Team

     Date: 6-11-02
           --------------------------

                                      -19-